                             SHAREHOLDERS AGREEMENT

                  THIS SHAREHOLDERS AGREEMENT (the "Agreement") is made and entered into as of the 21st day of January, 2001, by and among each of the shareholders of the Company (as defined below) listed on Exhibit A attached hereto (each a "Shareholder" and collectively, the "Shareholders") and SCA Packaging USA, Inc., a Pennsylvania corporation and indirect wholly owned subsidiary of SCA Packaging's (as defined below) ultimate parent company ("SCA Acquisition").

                  WHEREAS, SCA Acquisition, SCA Packaging International B.V., a company organized under the laws of the kingdom of the Netherlands ("SCA Packaging"), and Tuscarora Incorporated, a Pennsylvania corporation (the "Company"), have entered into an Agreement and Plan of Merger, dated as of January 21, 2001 (the "Merger Agreement"), which provides for, among other things, the merger of SCA Acquisition with and into the Company (the "Merger") and the conversion of the issued and outstanding shares of the common stock of the Company ("Company Common Shares") into the right to receive $21.50 per share in cash, upon the terms and subject to the conditions set forth in the Merger Agreement;

                  WHEREAS, the Merger Agreement contemplates that there will be a vote of the shareholders of the Company on a proposal (or proposals, if to be voted on separately rather than jointly) (the "Merger Proposal") to approve the Merger and to amend the Company's Articles of Incorporation (the "Articles Amendment") to opt out of Subchapter E of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended ("PBCL");

                  WHEREAS, the Shareholders are the owners of the number of shares of Company Common Shares and have rights by option or otherwise to acquire the number of additional shares of Company Common Shares set forth opposite each such Shareholder's name on Exhibit A attached hereto (collectively, the "Shares"); and

                  WHEREAS, in order to induce SCA Packaging and SCA Acquisition to enter into the Merger Agreement, the Shareholders are entering into this Agreement with SCA Acquisition to set forth certain terms and conditions governing the actions to be taken by the Shareholders solely in their capacity as shareholders of the Company with respect to the Shares for the periods specified herein.

                  NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:


                                    ARTICLE I

                            VOTING AND GRANT OF PROXY

         Section 1.1. (a) Each Shareholder agrees severally (and not jointly) to, and will, vote (or cause to be voted) all of the Shares over which such Shareholder now or hereafter has voting authority (other than in a fiduciary capacity pursuant to the Company's pension plan) in favor of the Merger Proposal at any meeting of shareholders of the Company called to vote on the Merger Proposal or any adjournment thereof or in any other circumstance upon which a vote, consent, or other approval with respect to the Merger Proposal is sought.

                  (b) Except as otherwise provided in this Agreement, at any meeting of shareholders of the Company or at any adjournment thereof or any other circumstances upon which their vote, consent, or other approval is sought, each Shareholder severally (and not jointly) will vote (or cause to be voted) all of the Shares over which such Shareholder now or hereafter has voting authority (other than in a fiduciary capacity pursuant to the Company's pension plan) against (i) any merger agreement, share exchange, or merger (other than the Merger Proposal), consolidation, combination, sale of substantial assets, issuance of Company Common Shares or any other equity security of the Company (or a security convertible into an equity security of the Company), reorganization, recapitalization, dissolution, liquidation, or winding-up of or by the Company or any similar transaction, or (ii) any amendment of the Company's Restated Articles of Incorporation (other than the Articles Amendment) or Bylaws or other proposal or transaction that would in any manner impede, frustrate, delay, prevent, or nullify the Merger, the Merger Agreement, or any of the other transactions contemplated thereby.

         Section 1.2. Each Shareholder severally (and not jointly) hereby grants to SCA Acquisition (or any nominee of SCA Acquisition), with full right of substitution and re-substitution, an irrevocable proxy to (a) vote for and in the Shareholder's name, place and stead the Shares over which the Shareholder now or hereafter has voting authority (other than in a fiduciary capacity pursuant to the Company's pension plan) at any meeting of the shareholders of the Company or any adjournments or postponements thereof or pursuant to any consent in lieu of a meeting, or otherwise, with respect only to the approval of the Merger Agreement, the Merger Proposal, the transactions contemplated by the Merger Agreement, any matters related to or in connection with the Merger and any corporate action, the consummation of which would impede, frustrate, delay, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (including, without limitation, any proposal to amend the Restated Articles of Incorporation (other than the Articles Amendment) or By-laws of the Company or approve any merger agreement, share exchange, or merger, consolidation, combination, sale of substantial assets, issuance of Company Common Shares or any other equity security of the Company (or a security convertible into an equity security of the Company), reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any similar transaction) and (b) execute one or more consents or other instruments from time to time in order to take such actions informally without notice of a meeting of the shareholders of the Company. This proxy shall be effective until the covenants and obligations set forth in this Section 1.2 expire and are of no further force or effect pursuant to Section 6.4 hereof. Each of the Shareholders severally (and not jointly) represents and warrants to SCA Acquisition that this proxy is coupled with an interest and is irrevocable. Notwithstanding the foregoing, the proxy granted hereby shall be valid only as to the number of Shares which, when added to the number of Company Common Shares for which SCA Acquisition is named as proxy in proxies filed with the Secretary of the Company, will not exceed 19.9% of the outstanding Company Common Shares and this proxy shall cease to be effective with respect to Transferred Shares (as hereinafter defined) pursuant to Section 3.1(b).

         Section 1.3. Each of the Shareholders severally (and not jointly) agrees to, and will, surrender or cause to be surrendered the certificate or certificates representing the Shares over which such Shareholder has dispositive authority to SCA Packaging or SCA Acquisition, as the case may be, upon consummation of the Merger as described in the Merger Agreement and hereby waives any rights of appraisal, or rights to dissent from the Merger, that such Shareholder may have, including, without limitation, rights under PBCL Sections 1571 to 1580 and Subchapter E of Chapter 25 of the PBCL.

         Section 1.4. Each of the Shareholders severally (and not jointly) hereby agrees and consents to the cancellation upon consummation of the Merger of (a) every option or other right such Shareholder may have to purchase shares of Company Common Shares in return for payment of the excess of $21.50 per share over the exercise or purchase price per share and (b) if applicable, each phantom share unit credited for such Shareholder under the Company's Deferred Compensation Plan for Non-Employee Directors in return for $21.50 per unit, in each case as contemplated by the Merger Agreement.


                                   ARTICLE II

                                     OPTION

         Section 2.1. (a) Each of the Shareholders severally (and not jointly) hereby grants to SCA Acquisition an irrevocable option (the "Option"), exercisable only during the Exercise Period (as defined below) and only upon the events and subject to the conditions set forth herein, to purchase any or all of the Shares, other than Transferred Shares, at a purchase price per share equal to $21.50.

                  (b) Subject to the conditions set forth in Section 2.3, SCA Acquisition may exercise the Option in whole or in part at any time, or from time to time, and as to Shares held by any or all Shareholders, during the period (the "Exercise Period") commencing on the Trigger Date and ending on the Expiration Date (each as defined below). As used herein, the term "Trigger Date" means the date on which:

                  (i) the Company terminates the Merger Agreement pursuant to
Section 10.01(c)(ii) of the Merger Agreement; or

                  (ii) SCA Packaging terminates the Merger Agreement pursuant to
Section 10.01(d)(i)(B) or 10.01(d)(ii) of the Merger Agreement; or

                  (iii) the Merger Agreement is terminated for any other reason (other than a failure to obtain antitrust approval of the Merger (unless the failure to obtain the antitrust approval is due to a breach of the Merger Agreement by the Company) or as a result of the enactment of a law which makes consummation of the Merger illegal or a breach of the Merger Agreement by SCA Packaging or SCA Acquisition) if, as of the date of such termination, an Acquisition Proposal (as defined in the Merger Agreement) has been made by any person.

As used herein, the term "Expiration Date" means, with respect to any Shareholder, the first to occur prior to SCA Acquisition's exercise of the Option pursuant to Section 2.1 of:

                  (x) written notice of termination of this Agreement by SCA Acquisition to such Shareholder; or

                  (y) the earlier of (A) 18 months after the first occurrence of a Trigger Date or (B) 60 days after the Company consummates a transaction contemplated by an Acquisition Proposal.

                  Notwithstanding the termination of the Option or expiration of the Exercise Period, SCA Acquisition shall be entitled to purchase those Shares with respect to which it may have exercised the Option by delivery of a Notice (as defined below) during the Exercise Period, and the termination of the Option and the Exercise Period will not affect the right of SCA Acquisition to purchase those Shares with respect to which it may have exercised the Option by delivery of a Notice prior to such time. Notwithstanding anything in this Agreement to the contrary, SCA Acquisition shall not be entitled to exercise the Option if an Acquisition Proposal which has been made (including a Subsequent Acquisition Proposal (as defined below)), shall have been withdrawn or terminated (it being understood and agreed that this suspension of SCA Acquisition's rights to exercise the Option will take effect as of the time such Acquisition Proposal is so terminated or withdrawn and that this suspension shall not affect the right of SCA Acquisition to purchase those Shares with respect to which it may have exercised the Option by delivery of a Notice prior to such time); provided, however, that SCA Acquisition shall be entitled to exercise the Option (and the suspension described above shall cease to have any further force or effect) in the event that any other Acquisition Proposal is made prior to the Expiration Date (including but not limited to a renewal or any other type of reinstatement of an earlier Acquisition Proposal or an Acquisition Proposal from any person made after termination of the Merger Agreement (a "Subsequent Acquisition Proposal")); it being understood and agreed that this reinstatement of SCA Acquisition's right to exercise the Option will take effect as of the time any such Subsequent Acquisition Proposal is so made.

                  SCA Acquisition shall exercise the Option by delivering written notice thereof to the Shareholders from which SCA Acquisition elects to purchase Shares pursuant to the Option, with a copy to the Company (the "Notice"), specifying the number of Shares to be purchased from each such Shareholder and the date, time and place for the closing of such purchase, which date as to any such Shareholder shall not be less than three (3) business days nor more than seven (7) business days from the date such Shareholder receives the Notice. The closing of the purchase of Shares pursuant to this Section 2.1 (each, a "Closing") from any Shareholder shall take place on the date, at the time and at the place specified in such Notice; provided, that if at such date any of the conditions specified in Section 2.3 shall not have been satisfied (or waived), SCA Acquisition may postpone a Closing until a date within seven (7) business days after such conditions are satisfied or waived.

                  (c) At each Closing, (i) each selling Shareholder will deliver or cause to be delivered to SCA Acquisition (in accordance with SCA Acquisition's instructions) the certificates representing the Shares owned by such Shareholder and being purchased pursuant to Section 2.1, duly endorsed or accompanied by stock powers duly executed in blank. At such Closing, SCA Acquisition shall deliver to each selling Shareholder, by bank wire transfer of immediately available funds, an amount equal to the number of Shares being purchased from such Shareholder as specified in the Notice multiplied by $21.50 (the "Option Price").

         Section 2.2. Each of the Shareholders severally (and not jointly) agrees to exercise, upon written notice from SCA Acquisition, such Shareholder's vested options in respect of the number of Shares granted under any of the Company's stock option plans as may be specified in SCA Acquisition's written notice. All such Shareholder's Shares resulting from the exercise of such vested options automatically shall become subject to the Option which may be exercised by SCA Acquisition pursuant to the terms of Section 2.1.

         Section 2.3. The obligation of SCA Acquisition to purchase the Shares, and the obligation of the applicable Shareholder to sell the Shares at each Closing, is subject to the following conditions:

                  (a) all waiting periods or approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act") and the antitrust laws of the United Kingdom and the Republic of Ireland applicable to such purchase shall have expired or been terminated or obtained, as the case may be; and

                  (b) there shall be no preliminary or permanent injunction or other order, decree or ruling (an "Order") issued by any Governmental Entity (as defined in the Merger Agreement), nor any statute, rule, regulation or order (a "Law") promulgated or enacted by any Governmental Entity prohibiting, or otherwise restraining, such purchase.

                  In the event that a Closing is delayed because of circumstances described in paragraphs (a) or (b) above, then the Closing shall be within seven (7) business days following the cessation of such restriction, violation, Law or Order or the receipt of any necessary approval, as the case may be; provided, however, that (i) in such event SCA Acquisition shall be entitled to rescind the Notice and shall not be obligated to purchase any Shares in connection with the exercise of the Option pursuant to such Notice upon written notice to such effect to the affected Shareholders and (ii) any such delayed Closing pursuant to this Section 2.3 shall not be delayed beyond a date that is more than six months after the Expiration Date (the "Drop Dead Date").

         Section 2.4. SCA Acquisition may allow the Option to expire without exercising the Option or purchasing all or any Shares pursuant to any exercise of the Option.



                                   ARTICLE III

                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                               OF THE SHAREHOLDERS

         Each Shareholder severally (and not jointly) represents, warrants and covenants to SCA Acquisition that:

         Section 3.1. (a) As of the date hereof such Shareholder is the sole (or joint as the case may be, as indicated on Exhibit A), true, lawful and beneficial owner of the number of Shares set forth opposite such Shareholder's name on Exhibit A attached hereto and there are no restrictions on voting rights or rights of disposition pertaining to such Shares and such Shareholder has good, valid and marketable title to such Shares free and clear of all liens, restrictions, security interests or any encumbrances whatsoever (collectively "Liens"). If SCA Acquisition exercises the Option in accordance herewith, at the applicable Closing, such Shareholder will convey good, valid, marketable and freely transferable title to the Shares owned by such Shareholder and being acquired by SCA Acquisition pursuant to the exercise of the Option free and clear of any and all Liens. None of the Shares owned by such Shareholder is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Shares except as indicated on Exhibit A.

                  (b) Except as set forth in Section 3.1(c) hereto and an involuntary Transfer (as defined below) by operation of law, and without the consent of SCA Acquisition, during the period commencing on the date hereof and terminating on the later of the Expiration Date (it being agreed that the restrictions on Transfer set forth in this Section 3.1(b) shall not be affected by any suspension of SCA Acquisition's right to exercise the Option due to the termination or withdrawal of any Acquisition Proposal) or the Drop Dead Date (it being agreed that any restrictions on Transfer (as defined below) during the period between the end of the Exercise Period and the Drop Dead Date shall only apply to those Shares to be purchased by SCA Acquisition at a Closing to be held after the Exercise Period pursuant to the delivery of a Notice by SCA Acquisition during the Exercise Period and the terms of Section 2.3), such Shareholder shall not directly or indirectly (i) offer to sell, sell short, transfer (including gift), assign, pledge or otherwise dispose of or transfer (each, a "Transfer") any interest in or encumber with any Lien any of the Shares owned by such Shareholder, (ii) enter into any contract, option, put, call, "collar" or other agreement or understanding with respect to any Transfer of any or all of the Shares owned by such Shareholder or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares owned by such Shareholder (other than proxies, powers-of-attorney and other authorizations and consents to vote in favor of the Merger Proposal); (iv) deposit the Shares owned by such Shareholder into a voting trust or enter into a voting agreement or arrangement with respect to the Shares; or (v) take any other action with respect to the Shares owned by such Shareholder that would in any way restrict, limit or interfere with the performance of such Shareholder's obligations hereunder.

                  (c) Notwithstanding anything in this Agreement to the contrary, each Shareholder may Transfer up to an aggregate of 10% of the Shares (the "Transferred Shares") owned by such Shareholder as of the date of this Agreement and, effective upon such Transfer, thereafter such Transferred Shares shall not be subject to any of the provisions of this Agreement. SCA Acquisition shall execute such documents, instruments, and waivers as may be reasonably requested by a Shareholder to evidence and confirm that Transferred Shares are not subject to any of the provisions of this Agreement.

         Section 3.2. The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby (i) are within such Shareholder's power and authority, have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person), (ii) require no action by or in respect of, filing with, any governmental entity (except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") and the antitrust laws of the United Kingdom and the Republic of Ireland and under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")), and (iii) do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of such Shareholder or to a loss of any benefit of such Shareholder under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree, or other instrument binding on such Shareholder or result in the imposition of any Lien on any assets of such Shareholder. If the Shareholder is married and the Shares constitute community property or otherwise are owned or held in a manner that requires spousal approval for this Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by such Shareholder's spouse.

         Section 3.3. This Agreement has been duly executed and delivered by such Shareholder and is the valid and binding agreement of such Shareholder, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

         Section 3.4. Exhibit A hereto sets forth all Shares as to which such Shareholder has any vested option to purchase or right to subscribe or otherwise acquire.

         Section 3.5. No investment banker, broker or finder is entitled to a commission or fee from SCA Acquisition or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder, except as otherwise disclosed in the Merger Agreement.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF SCA ACQUISITION

         SCA Acquisition represents and warrants to the Shareholders that:

         Section 4.1. SCA Acquisition has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by SCA Acquisition of this Agreement and the consummation by SCA Acquisition of the transactions contemplated hereby (i) have been duly authorized by all necessary corporate action on the part of SCA Acquisition, (ii) require no action by or in respect of, or filing with, any governmental entity (except as may be required under the HSR Act, the antitrust laws of the United Kingdom and the Republic of Ireland and under the Exchange
Act), and (iii) do not and will not contravene, or constitute a default under, the certificate of incorporation or by-laws (or such comparable corporate documents) of SCA Acquisition or any provision of applicable law or regulation or any judgment, injunction, order, decree, material agreement or other material instrument binding on SCA Acquisition.

         Section 4.2. This Agreement has been duly executed and delivered by SCA Acquisition and is a valid and binding agreement of SCA Acquisition, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

         Section 4.3. Any Shares to be acquired upon exercise of the Option will be acquired by SCA Acquisition for its own account and not with a view to the public distribution thereof and will not be transferred except in compliance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                    ARTICLE V

                                   ADJUSTMENTS

         Section 5.1. In the event of any change in the Company's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalization, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of the Company which would have the effect of diluting or changing SCA Acquisition's rights hereunder, the number and kind of shares or securities subject to this Agreement and the price set forth herein at which Shares may be purchased from the Shareholders pursuant to the exercise of the Option shall be appropriately and equitably adjusted so that SCA Acquisition shall receive pursuant to the exercise of the Option the number and class of shares or other securities or property that SCA Acquisition would have received in respect of the Shares purchasable pursuant to the exercise of the Option if such purchase had occurred immediately prior to such event.


                                   ARTICLE VI

                                  MISCELLANEOUS

         Section 6.1. Each of the Shareholders severally (and not jointly) acknowledges and agrees that SCA Acquisition could not be made whole by monetary damages in the event of any breach by such Shareholder of the terms and conditions set forth in this Agreement applicable to such Shareholder. It is accordingly agreed and understood that SCA Acquisition, in addition to any other remedy which it may have at law or in equity, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and specifically to seek to enforce the terms and provisions hereof in any action instituted in any state or federal court having appropriate jurisdiction.

         Section 6.2. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         Section 6.3. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

                  if to SCA Acquisition, to:

                  c/o SCA Packaging

                  Business Group
                  Excelsiorlaan 81
                  B-1930 Zaventem
                  Belgium
                  Attention:   Vice President - Legal Department
                  Facsimile:   + 32-2-725-7443

                  with a copy to:

                  Clifford Chance Rogers & Wells LLP
                  200 Park Avenue
                  New York, NY  10166
                  Attention:   Steven A. Hobbs
                  Facsimile:   (212) 878-8375

                  if to the Shareholders:

                  To the address set forth on the signature page hereto.

                  with a copy to:

                  Reed Smith LLP
                  435 Sixth Avenue
                  Pittsburgh, PA  15219
                  Attention:   H. Kennedy Linge
                  Facsimile:   (412) 288-3063

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received, or (b) if given by any other means, when delivered at the address specified in this Section.

         Section 6.4. The covenants and obligations set forth in Article I of this Agreement shall expire and be of no further force and effect on the earlier of: (i) in the event the Merger is consummated, the Effective Time (as defined in the Merger Agreement), or (ii) the date on which the Merger Agreement is terminated pursuant to Section 10.01 thereof.

         Section 6.5. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Any purported assignment in violation hereof shall be null and void.

         Section 6.6. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to choice of law principles.

         Section 6.7. This Agreement may be executed in one or more counterparts and/or facsimiles, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the day and year first above written.


                                          SCA PACKAGING USA, INC.


                                          By: _________________________________
                                              Name:
                                              Title:



                                          By: _________________________________
                                              Name:
                                              Title:

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the day and year first above written.


Witness:                                  ______________________________________

                                          Name: ________________________________
_______________________________                 (Please print or type)

                                          Address:

                                                                       EXHIBIT A






NAME                                                             SHARES           OPTIONS
----                                                             ------           -------
Abe Farkas                                                         31,500           3,500

Margaret Farkas                                                   93,000

Abe Farkas & Margaret Farkas, JT                                 112,900

Margaret Farkas Trustee for:
     Amy Lynn Farkas                                              56,300
     Joseph David Farkas                                          13,250
     Randi K. Farkas                                              24,200
     Karen Lee Farkas                                             49,250
     Deborah Ann Farkas                                           15,200
     Joseph Alden Farkas                                          14,300
     Richard Michael Farkas                                       25,700

Karen L. Farkas                                                   18,750            3,500

David C. O'Leary                                                  99,456           32,250

John P. O'Leary                                                  102,253           70,500

Harold F. Reed                                                    50,900            3,500

Thomas P. Woolaway                                               117,446            3,500

Beverly J. O'Leary                                              138,609

Brian C. Mullins                                                  19,549           41,250

Beverly J. O'Leary, David C. O'Leary
John P. O'Leary, Jr., & Kerry O'Leary Zombeck, Trustees:
     John P. O'Leary, Sr. - Marital Trust                         36,997
     John P. O'Leary, Sr. - Descendants Trust                    268,764
                                                               ---------          -------

                                                               1,288,324          158,000